U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a)

of the Public Utility Holding Company Act of 1935 or Section 30(f)

of the Investment Company Act of 1940

1. Name and Address of Reporting Person* Banc of America E-Commerce Holdings, Inc.	2. Date of Event Requiring Statement (Month/Day/Year) 9/30/2000	4. Issuer Name and Ticker or Trading Symbol CheckFree Corporation (CKFR)
Bank of America Plaza 101 S. Tryon Street		5. Relationship of Reporting Person to Issuer (Check all applicable) _____ Director __X___ 10% Owner _____ Officer (give _____ Other (specify title below) below) ________________________	6. If Amendment, Date of Original (Month/Day/Year) 12/8/00
3. IRS Identification Number of Reporting Person, if an Entity (Voluntary) 94-3234951
(Street) Charlotte, NC 28255-0001
7. Individual or Joint/Group Filing (Check applicable line) _____ Form filed by One Reporting Person ___X__ Form filed by More than One Reporting Person SEE ATTACHMENT
(City) (State) (Zip)
Table I-Non-Derivative Securities Beneficially Owned
1. Title of Security (Instr. 4)	2. Amount of Securities Beneficially Owned (Instr. 4)	3. Ownership Form: Direct (D) or Indirect (I) (Instr. 5)	4. Nature of Indirect Beneficial Ownership (Instr. 5)
Common Stock, par value $.01 per share	10,492,664	D

FORM 3 (continued) Table II-Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1. Title of Derivative Security (Instr. 4)	2. Date Exercisable and Expiration Date (Month/Day/Year)		3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)		4. Conversion or Exercise Price of Derivative Security	5. Owner-ship Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 5)	6. Nature of Indirect Beneficial Ownership (Instr. 5)
	Date Exercisable	Expiration Date	Title	Amount or Number of Shares
Common Stock Warrant	6/22/00	12/31/07	Common Stock, par value $.01 per share	450,000	$20.9375	D

Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

BANC OF AMERICA E-COMMERCE

HOLDINGS, INC.

By:_/s/ David R. Smith__________ 4/13/2001

Title:_Senior Vice President______ Date

**Signature of Reporting Person

Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient,

See Instruction 6 for procedure.

ATTACHMENT

INDIRECT BENEFICIAL OWNERS

Designated Filer of Form 3: Banc of America E-Commerce Holdings, Inc.

Date of Event Requiring Statement: 9/30/00

Issuer Name and Ticker or Trading Symbol: CheckFree Corporation (CKFR)

INDIRECT BENEFICIAL OWNERS:

Bank of America Corporation (IRS Number 56-0906609)

100 North Tryon Street

Charlotte, NC 28255

Relationship of Reporting Person to Issuer: 10% Owner

If Amendment, Date of Original: 12/8/00

Ownership Form: Indirect (I)

Nature of Indirect Beneficial Ownership: Indirect 100% Owner of Designated Filer

NB Holdings Corporation (IRS Number 56-1857749)

1209 Orange Street

Wilmington, DE 19801

Relationship of Reporting Person to Issuer: 10% Owner

If Amendment, Date of Original: 12/8/00

Ownership Form: Indirect (I)

Nature of Indirect Beneficial Ownership: Indirect 100% Owner of Designated Filer

Bank of America, N.A. (IRS Number 94-1687665)

101 South Tryon Street

Charlotte, NC 28255

Relationship of Reporting Person to Issuer: 10% Owner

If Amendment, Date of Original: 12/8/00

Ownership Form: Indirect (I)

Nature of Indirect Beneficial Ownership: 100% Owner of Designated Filer

NationsBanc Montgomery Holdings Corporation

100 North Tryon Street

Charlotte, NC 28255

Relationship of Reporting Person to Issuer: 10% Owner

If Amendment, Date of Original: 12/8/00

Ownership Form: Indirect (I)

Nature of Indirect Beneficial Ownership: Affiliate of Designated Filer

Banc of America Securities LLC

100 North Tryon Street

Charlotte, NC 28255

Relationship of Reporting Person to Issuer: 10% Owner

If Amendment, Date of Original: 12/8/00

Ownership Form: Direct (D)

Banc of America Capital Management, LLC.

100 North Tryon Street

Charlotte, NC 28255

Relationship of Reporting Person to Issuer: 10% Owner

If Amendment, Date of Original: 12/8/00

Ownership Form: Direct (D)

** With respect to (A) the Title and Amount of Non-Derivative Securities Beneficially Owned by each Reporting Person, and (B) the Title, Date of Exercise and Expiration, Title and Amount of Underlying Securities and Exercise Price of Derivative Securities Beneficially Owned by each Reporting Person, see Items 1 and 2 of Table I of this Form 3 and Items 1 through 4 of Table II of this Form 3, respectively, which are applicable to each such Person and which are incorporated herein by reference.

SIGNATURES

BANK OF AMERICA CORPORATION

By:_/s/ David R. Smith__________ 4/13/2001

Title:_Senior Vice President______ Date

NB HOLDINGS CORPORATION

By:_/s/ David R. Smith__________ 4/13/2001

Title:_Senior Vice President______ Date

BANK OF AMERICA, N.A.

By:_/s/ David R. Smith__________ 4/13/2001

Title:_Senior Vice President______ Date

NationsBanc Montgomery Holdings Corporation

By:_/s/ Gary S. Williams________ 4/13/2001

Title:_Treasurer and Secretary_____ Date

Banc of America Capital Management, LLC

By:_/s/ David R. Smith__________ 4/13/2001

Title:_Tax Officer ______ Date

Banc of America SECURITIES LLC

By:_/s/ Victor A. Warnement __________ 4/13/2001

Title:_ Secretary ______ Date